Exhibit 10.22
Resolution approved on December 30, 2008 by Michele A. Carlin, Corporate Vice President, Rewards pursuant to delegation adopted by the Motorola Compensation and Leadership Committee on December 15, 2008
     NOW THEREFORE, BE IT RESOLVED, that each outstanding Restricted Stock Unit Award Agreement awarded under the Motorola Omnibus Incentive Plan of 2006, shall be amended, effective December 31, 2008, to include the following provision at the end thereof:
Notwithstanding any provision in this Award to the contrary, if the Grantee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola from time to time) on the date of the Grantee’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that the Grantee is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six-month period immediately following the date of the Grantee’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of the Grantee’s termination of employment, and (ii) the Grantee’s death. Notwithstanding any provision in this Award that requires the Company to pay or deliver payments with respect to Units upon vesting (or no later than March 15th of the year following the year in which the applicable Units vest), if the event that causes the applicable Units to vest is not a permissible payment event as defined in Section 409A(a)(2) of the Code (or if the event is a permissible payment event but requires the Grantee to provide continued services for a certain period of time following such permissible payment event), then the payment with respect to such Units will instead be paid or delivered on the earlier of (i) the specified date of payment or delivery originally provided for such Units, or (ii) the date of the Grantee’s termination of employment (subject to any delay required by the first sentence of this paragraph). For purposes of determining the time of payment or delivery of any payment the Grantee is entitled to receive upon termination of employment, the determination of whether the Grantee has experienced a termination of employment will be determined by Motorola in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.